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                                   EXHIBIT 8.3

          OPINION OF FERGUSON & COMPANY REGARDING SUBSCRIPTION RIGHTS

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                                                                    Exhibit 8.3

FERGUSON    FINANCIAL
& COMPANY   INSTITUTION
            CONSULTING

Suite 305
860 W. Airport Frwy
Hurst, Texas 76054
(817) 577-9558
(817) 577-3054 Fax

                                  June 22, 1998


Board of Directors
Iberville Building and Loan Association
23910 Railroad Avenue
Plaquemine, LA  70764

                     Plan of Conversion, Subscription Rights

Dear Directors:

         Terms used in this letter not otherwise defined herein have the same meanings for such terms in the Plan of Conversion adopted by the Board of Directors of Iberville Building and Loan Association ("Iberville" or the "Association"), under which the Association will convert from a mutual savings association to a stock savings association and issue all of the Association's stock to IBL Bancorp, Inc. (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

         We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of Common Stock in the Holding Company are to be issued to (1) Eligible Account Holders, (2) The Association's tax qualified employee plans, (3) Supplemental Eligible Account Holders, and (4) Other Members. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal laws or the position of the Internal Revenue Service with respect to such issue, in our opinion:

         (1) the Subscription Rights will have no ascertainable market value;
             and

         (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

         Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates and other external forces (e.g., natural disasters or significant global events) occur from time to time and may materially affect the value of thrift stocks as a whole or the Holding Company's value. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Conversion will thereafter be able to sell such shares at the same price paid in the Subscription Offering.

                                                  Sincerely,




                                                  /s/ Robin L. Fussell
                                                  -------------------------
                                                  Robin L. Fussell
                                                  Principal